Exhibit 99.2

Archimedes Tech SPAC Partners III Co. Announces Closing of Upsized $276 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

CLAYMONT, DE, January 26, 2026 – Archimedes Tech SPAC Partners III Co. (Nasdaq: ARCIU) (the “Company”) today announced the closing of its upsized initial public offering of 27,600,000 units, which includes 3,600,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000, before deducting underwriting discounts and estimated offering expenses.

The Company’s units began trading on The Nasdaq Global Market (“Nasdaq”) on January 23, 2026 under the ticker symbol “ARCIU.” Each unit consists of one ordinary share and one-fourth of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one ordinary share at $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ARCI” and “ARCIW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering. Loeb & Loeb LLP and Walkers (Cayman) LLP served as legal counsel to the Company, and White & Case LLP served as legal counsel to the underwriters.

The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.govProspectusDelivery@btig.com. The registration statements relating to the securities sold in the initial public offering were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) or automatically effective on January 22, 2026.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Archimedes Tech SPAC Partners III Co.

Archimedes Tech SPAC Partners III Co. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any business, industry or geographical location, the Company intends to focus its search for businesses in the technology industry, and its focus will be on the artificial intelligence, cloud services and automotive technology sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Long Long

Chief Executive Officer

Archimedes Tech SPAC Partners III Co.

(725) 312-2430